AIRPLANES GROUP

                        Aviation House, Shannon, Ireland
                   Telephone: +353 61 360000Fax +353 61 360503

                                  PRESS RELEASE

Under the terms of the Airplanes Notes, Airplanes Group ("the Company") is required annually to commission an appraisal of the Company's fleet. A consequence of this appraisal is to redirect, when appropriate, excess cashflow to the Class A Notes (i.e., via the Class A Principal Adjustment Amount). Reductions in appraised values cannot directly affect interest payments to be made on Class A, B, C and D Notes but can cause the deferral of targeted principal payments on the Class C and D Notes and the suspension of interest payments on the Class E Notes.

The Indentures require the Company to obtain annual appraisals of the "base values" of each of the Company's aircraft from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading ("ISAT"). Since 1996, the Company has obtained its annual appraisals from Airclaims Limited ("Airclaims"), Aircraft Information Services, Inc. ("AISI") and BK Associates ("BK"). The most recent annual appraisals (as of February 5, 1999) obtained by the Company are: AISI ($3,612 million), BK ($3,607 million) and Airclaims ($3,315 million). The average of these three appraisals is $3,511 million (the "1999 Appraised Value"), compared with $3,729 million as of January 23, 1998. In 1999, as in 1998 and 1997, the annual decline in the average appraised value of the Company's aircraft has been greater than the decline in value implied by the principal payment provisions of the Airplanes Notes. Over the period since 1996 when these principal payment provisions were established, the appraised values obtained from the various individual appraisers have tended to vary in widely different amounts. In light of this experience, the Company is giving consideration to the number and composition of appraisers in deciding how best to comply with its appraisal obligations in the future.

The decrease represented by the average appraised value of the portfolio as of February 5, 1999 compared with the average appraised value as of January 23, 1998 is approximately $61 million more than the decrease implied by the terms of the Airplanes Notes. Greater than implied decreases in value occurred across most of the Company's fleet of aircraft, with significantly greater than implied decreases being experienced by the Company's F100s, the Company's B737-400s and, to a lesser extent, the Company's A320s, B737-300s, DHC8s and MD11s.


This decline in aircraft valuations will result in a Principal Adjustment
Amount of $34 million on the Class A Notes which will begin to be paid from the February 16, 1999 Payment Date. The payment of Class A Principal Adjustment Amount will result in a reallocation of cashflows in favour of the Class A Notes until such time as the Class A target loan to value ratios implied by the terms of the Airplanes Notes have been restored. Accordingly, during this period there will be a suspension of payments of the Class E Minimum Interest Amount and a deferral of payments of the Class C and D Scheduled Principal Amounts.

For further information concerning the Company's results of operations, please see its Quarterly Report on Form 10-Q for the period to December 31, 1998 which was filed today with the Securities and Exchange Commission.

Further information regarding the Appraisals

Under the terms of the Indentures governing the Airplanes Notes, the Company is required at the beginning of each year, to obtain appraisals of the "base value" of its aircraft from at least three independent appraisers. The appraisers ascertained the "base value" of each aircraft on the basis of an open, unrestricted, stable market environment as of February 5, 1999 with a reasonable balance of supply and demand, and with full consideration of each aircraft's "highest and best use", presuming an arm's-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The Company's eight aircraft subject to finance leases have been included at their net book value rather than appraised value. The 1999 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.

February 9, 1999

For further information please contact: Patrick Blaney at tel: + 353 61 360000


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                                      AIRPLANES LIMITED

Date: February 9, 1999                                /s/ Roy M. Dantzic*
                                                      -------------------
                                                      Director and Officer


Date: February 9, 1999                                AIRPLANES U.S. TRUST


                                                      /s/ Roy M . Dantzic*
                                                      --------------------

                                                      Controlling Trustee
                                                      and Officer

                                                      *By: /s/Michael Walsh
                                                          -----------------
                                                           Attorney-in-Fact